Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bank Announces Elizabethtown Office

Whiteville, NC  - November 16, 2005 – Waccamaw Bank, has announced the opening of a new location at 306 Poplar Street, Elizabethtown, North Carolina.  This location is the eight branch location for Waccamaw Bank which began operations in Columbus County in 1997.  The bank now operates locations in Whiteville, Wilmington, Southport, Chadbourn, Tabor City, Shallotte and Holden Beach.  In addition, the bank offers a comprehensive line of mortgage services and owns Waccamaw Financial Services which provides a full range of investment and insurance services.

Waccamaw Bank is a wholly owned subsidiary and the primary operating subsidiary of Waccamaw Bankshares, Inc. Waccamaw Bankshares stock is listed in the NASDAQ Small Capital markets under the symbol WBNK and presently has over 2000 shareholders.  As of September 30, 2005, the bank reported assets of $319,105,000 which reflects 38% growth over the previous year’s figure.

Jim Graham, President & CEO, stated, “We are delighted to have the opportunity to enter Elizabethtown, this is a community in which we have had sizeable involvement since our bank opened.  Waccamaw has a meaningful shareholder and customer base in Bladen County and we look forward to serving this market with high quality hometown banking in the years to come.”

For more information call (910) 641-0044 or go to www.waccamawbank.com.

For More Information Contact:

Jim Graham
(910) 641-0044